Exhibit 99.1

Porter Bancorp, Inc. Holds Annual Meeting of Shareholders

Shareholders Elect Six Directors

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 27, 2015--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, announced today that its shareholders elected six directors, approved a non-binding advisory vote on the compensation of the company’s executives, voted to conduct future votes on executive compensation annually, and approved a proposal to authorize our board of directors to effect, at its discretion, a reverse stock split in order to maintain the Company’s NASDAQ listing.

In comments made at the meeting, John T. Taylor, President and CEO of Porter Bancorp, Inc., stated, “We are pleased to announce that Porter Bancorp recently regained compliance with NASDAQ’s listing rule regarding the minimum closing bid price of its common stock. Our stockholders also approved a reverse stock split proposal that will provide our Board with additional flexibility to ensure our compliance going forward.”

Taylor also added, “We have observed an unusually high volume of retail trading volume in our common stock over the past few days. We remind investors that regulatory rules require shareholders to notify the Federal Reserve before acquiring more than 4.9% of our common shares. To that end, our net deferred tax asset, which totaled approximately $50 million at March 31, 2015 before a full valuation allowance, remains very important to the Company and the Bank. Should a shareholder acquire such a level of our common stock, a significant portion of our deferred tax asset could be permanently impaired.”

“We remain focused on improving Porter Bancorp’s asset quality as part of our strategy to grow future earnings. Our first quarter’s results highlighted our progress with a significant reduction in non-performing assets and growth in earnings compared with the first quarter of last year. We also continue to evaluate appropriate strategies for increasing our capital,” concluded Taylor.

At the meeting, shareholders elected the following as directors to serve for a one-year term:

  W. Glenn Hogan – Chairman of Porter Bancorp, Inc. and CEO of a commercial real estate development firm
  Michael T. Levy – President of Muirfield Insurance LLC of Kentucky, a Lexington-based insurance brokerage firm
  Bradford T. Ray – Retired Chairman and CEO of Steel Technologies, Inc., a steel processor
  N. Marc Satterthwaite – Vice President, Director of Sales Operations, North America, for Brown-Forman Corporation, a diversified producer of fine quality consumer products
  John T. Taylor – President and CEO of Porter Bancorp, Inc., and President and CEO of PBI Bank, Inc.
  W. Kirk Wycoff – Managing Member of Patriot Financial Partners, L.P., a private equity fund focused on investing in community banks, thrifts and other financial service related companies

About Porter Bancorp, Inc.

Porter Bancorp, Inc. (NASDAQ: PBIB) is a Louisville, Kentucky-based bank holding company which operates banking centers in 12 counties through its wholly-owned subsidiary PBI Bank. Our markets include metropolitan Louisville in Jefferson County and the surrounding counties of Henry and Bullitt, and extend south along the Interstate 65 corridor. We serve southern and south central Kentucky from banking centers in Butler, Green, Hart, Edmonson, Barren, Warren, Ohio and Daviess counties. We also have a banking center in Lexington, Kentucky, the second largest city in the state. PBI Bank is a traditional community bank with a wide range of personal and business banking products and services.

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those indicated by forward-looking statements due to various risks and uncertainties, including our ability to reduce our level of higher risk loans such as commercial real estate and real estate development loans, reduce our level of non-performing loans and other real estate owned, and increase net interest income in a low interest rate environment, as well as our need to increase capital. These and other risks and uncertainties are described in greater detail under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

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CONTACT:
Porter Bancorp, Inc.
John T. Taylor, 502-499-4800
Chief Executive Officer